UJB FINANCIAL CORP.                                                                 Exhibit (11)
COMPUTATION OF NET INCOME PER COMMON SHARE
(dollars in thousands, except per share data)


                                      Six Months Ended      Three Months Ended
                                          June 30,              June 30,
                                      -------------------   ---------------------
                                        1994      1993        1994        1993
                                      --------- ---------   ---------   ---------
Average number of common
  shares outstanding
  (in thousands) (A)                    51,877    51,103      51,981      51,186
                                      ========= =========   =========   =========

Net income                             $59,000   $42,768     $31,610     $22,425

  less:  Preferred dividends               900       900         450         450
                                      --------- ---------   ---------   ---------
Net income available to
  common shareholders (B)              $58,100   $41,868     $31,160     $21,975
                                      ========= =========   =========   =========

Net income per common share (B)/(A)      $1.12     $0.82       $0.60       $0.43
                                      ========= =========   =========   =========

Note:  The dilutive effect of stock options and equity contracts in 1994 and 1993 was not material for all periods shown.